EXHIBIT 10(d)

AMENDMENTS TO THE
LONGS DRUG STORES CORPORATION
DEFERRED COMPENSATION PLAN OF 1995

    The following amendments to the Plan are adopted pursuant to Section 2 of the Plan:

1.

    Section 3(e) shall be amended by deleting it in its entirety and by substituting in its place the following:

    (e) "Compensation Period." With respect to any year, one of the three month periods commencing with the first day of the Company's first, second, third or fourth fiscal quarter.

2.

    The first paragraph of Section 5 shall be amended by deleting it in its entirety and by substituting in its place the following:

      Participants may elect to defer any portion of their Salary or Bonus with a minimum of $1,000 in any calendar year and a maximum of $50,000 in any calendar year. Elections to defer shall be made by submitting a Notice of Deferral to the Designated Committee on the form and in the manner specified by the Designated Committee. A Participant's election as to the amount of Salary and/or Bonus to be deferred shall be irrevocable once made. A Participant may from time to time amend his election of the commencement date for the payment of benefits and/or the amount and timing of the payments, as specified in the Notice of Deferral, however, any such change will not become effective until the Participant completes 12 months of service with the Company after the date on which such change is submitted to the Designated Committee (provided such amendment is consistent with the terms of this Plan). The Notice of Deferral shall be submitted at the following times:

3.

    The chart in Section 5 shall be amended to read as follows:

FORM OF COMPENSATION	COMPENSATION OR PERFORMANCE PERIOD	FINAL ELECTION DATE
Salary	First Fiscal Quarter	Day Preceding Start of First Fiscal Quarter
Salary	Second Fiscal Quarter	Day Preceding Start of Second Fiscal Quarter
Salary	Third Fiscal Quarter	Day Preceding Start of Third Fiscal Quarter
Salary	Fourth Fiscal Quarter	Day Preceding Start of Fourth Fiscal Quarter
First Quarter Bonus	First Fiscal Quarter	Day Preceding Start of First Fiscal Quarter
Second Quarter Bonus	Second Fiscal Quarter	Day Preceding Start of Second Fiscal Quarter

Third Quarter Bonus	Third Fiscal Quarter	Day Preceding Start of Third Fiscal Quarter
Fourth Quarter Bonus	Fourth Fiscal Quarter	Day Preceding Start of Fourth Fiscal Quarter

4.

    Section 7 shall be amended by deleting the second paragraph thereof it in its entirety and by substituting in its place the following:

      A Participant may change the allocation of the amounts in his or her Account at any time by submitting a request to the Designated Committee in the manner prescribed by the Designated Committee. Such change will set out the dollar amount (or whole percentage) of funds to be transferred from an Investment Option (or Investment Options) to another Investment Option (or Investment Options). The initial selection of Investment Options and changes to the Investment Options selected shall become effective as soon as administratively practicable after the Designated Committee receives the Notice of Deferral or request under this Section, as the case may be. The Designated Committee may, in its discretion, change the manner and time in which requests may be made under this Section. The Company reserves the right to invest deferrals without regard to the requests of the Participants, including the right not to invest the deferrals. The Company may invest deferrals in any way it determines if Participant fails to select Investment Options for his or her deferrals.

* * * * * *

  Amendments 1,2, 3 and 4 shall be effective as of January 1, 2001.